Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-71504 and 333-156835 of Regent Communications, Inc. on Form S-8 of our report dated June 24, 2009, appearing in this Annual Report on Form 11-K of the Regent Communications, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
June 24, 2009